PURCHASE AND SALE AGREEMENT
(Membership Interests)

This Purchase and Sale Agreement (“Agreement”) is entered into between Emeritus Corporation, a Washington corporation, (“Buyer”), CP ’02 Pool, LLC (“CP”) and FSPP Fretus I, L.L.C. and FSPP Fretus II, L.L.C. (together “FSPP Fretus” and together with CP, “Sellers”), and Fretus Investors LLC (the “Company”), as of February 22, 2007;

RECITALS

A. CP and FSPP Fretus formed Fretus Investors LLC, a Washington limited liability company, pursuant to that certain Amended and Restated Operating Agreement of Fretus Investors LLC dated as of September 26, 2002, as amended (the “LLC Agreement”), regarding the leasing, management and sale of certain assisted living facilities located throughout the United States, all as listed on Exhibit A attached hereto (the “Properties”).

B. Buyer desires to acquire the membership interests of Sellers pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE

Each Seller agrees to sell and Buyer agrees to purchase such Seller’s entire interest (the “Membership Interest”, and collectively, the “Membership Interests”), as a member in the Company. The Membership Interests shall be purchased subject to a loan (the “Loan”) to the Company from Capmark Finance, Inc (“Capmark”), and all other Company obligations.

2.	PURCHASE PRICE

2.1	Purchase Price:

Buyer and Sellers hereby agree that the purchase price (the “Purchase Price”) for the Membership Interests shall be Fifty Three Million One Hundred and Four Thousand Six Hundred Eighty Six Dollars ($53,104,686). The Purchase Price was calculated based on all of the Company’s assets, as set forth on Schedule I attached hereto; provided that the value of the oil and gas lease for the Fort Worth, Texas Property shall be mutually agreed by Sellers and Buyer prior to the Closing Date. The Purchase Price shall be paid by Buyer to Sellers in all cash on the Closing Date.

2.2	Deposit:

On or before February 23, 2007, a promissory note in principal amount of $2,500,000 and substantially in the form attached hereto as Exhibit B (the “Deposit”) shall be delivered by Buyer to FSPP Fretus. The Deposit shall be non-refundable, except as provided in Section 9.2.

3.	“AS IS” SALE

3.1	“AS IS” Sale:

Buyer, as the manager of the Properties and as an affiliate of the Administrative Member in the Company, is familiar with the leasing, maintenance, management and operation of the Properties. Sellers and the Company have provided Buyer with full access to all books and records regarding the Membership Interests and the Properties, and Buyer has made such investigation of the Membership Interests and the Properties (including, without limitation, the physical condition and condition of title of the Properties) as Buyer deems necessary or appropriate. Buyer acknowledges and agrees that Buyer will be concluding its purchases of the Membership Interests based solely upon (i) Buyer’s knowledge and investigation of such matters, (ii) Buyer’s assessment of the fair market value of the Membership Interests, and (iii) the representations and warranties of each Seller provided in Section 6 below. Buyer acknowledges and agrees that any cash or cash equivalents in any and all of the Company’s accounts (other than the Company’s property tax reserve on account with Capmark in accordance with the Loan) shall be distributed to Sellers prior to Closing, subject to the prorations set forth in Section 5.2 hereof. Buyer further acknowledges that, except as to representations and warranties expressly provided in this Agreement, neither the Membership nor any Seller, nor any of their respective partners, officers, agents, directors, members, attorneys, employees, brokers, or other representatives has made any representations or warranties of any kind whatsoever, either express or implied, with respect to the Membership Interests or the Properties, and that, except for such representations and warranties of each Seller provided in Section 6 below, Buyer is acquiring the Membership Interests “AS IS”, and that by doing so, Buyer is accepting Sellers’ indirect interest in the Properties owned by the Company in an “AS IS” condition with all faults.

4.	CLOSING

4.1	Escrow Office, Closing:

The purchase and sale for the Membership Interests shall occur on or before February 28, 2007 (the “Closing Date” or the “Closing”). Old Republic Title Insurance Company, 2201 6th Ave; Seattle, WA 98121; Contact: Cathrin Weis; cweis@ortc.com;

(206) 441-1955, shall act as Escrow Agent hereunder, and, unless otherwise agreed to by Buyer and Sellers, the closing shall be held at its offices.

4.2	Transactions at Closing:

4.2.1  Deliveries by Sellers. On or before the Closing Date, each Seller and/or the Company shall deliver to Buyer, with respect to such Seller’s Membership Interest, the following, duly executed and acknowledged by such Seller or the Company where appropriate:
(i)	An Assignment and Assumption of Membership Interest;

(ii)  A Certificate executed by a responsible officer of such Seller reaffirming all of the representations and warranties made by such Seller hereunder as being true as of the closing date; and

(iii)  Reasonable proof of the authority of such Seller’s signatories; and

(iv)  The consent of the Company to the sale of the Membership Interests and, effective upon the Closing Date, the acceptance of Buyer as a substituted Member and the Administrative Member and the withdrawal of each Seller as a Member and CP as the Administrative Member;

(v)  Such other documents as are necessary to close the transaction as reasonably requested by Buyer and/or Escrow Agent, and the Deposit shall be returned to Buyer at Closing.

4.2.2 Deliveries by Buyer: On or before the Closing Date, Buyer shall deliver to each Seller, with respect to such Seller’s Membership’s Interest, the following, duly executed by Buyer and acknowledged where appropriate:

(i)  Deposit into escrow the Purchase Price in cash;

(ii) A counterpart of the applicable Assignment and Assumption of Membership Interest;

(iii)  A Certificate executed by a responsible officer of Buyer reaffirming all of the representations and warranties made by Buyer hereunder as being true as of the Closing Date;

(iv)	Reasonable proof of the authority of Buyer’s signatories;

(v)  Documentation providing reasonable proof that Buyer has obtained from Capmark financing for a purchase money mortgage to refinance the Loan in its entirety;

(vi)  Written documentation that other consents or approvals reasonably necessary for transfer of all membership interests has been given.

(vii)  Such other documents as are necessary to close the transaction as reasonably requested by Sellers and/or Escrow Agent.

5.	CLOSING COSTS; PRORATIONS

5.1	Closing Costs:

Escrow fees shall be paid by Buyer. Sales taxes, real estate transfer taxes, if any, and recording charges, if any, and all other closing costs typically paid by a seller in transactions of this type shall be paid by the Buyer, and all such taxes, charges, and costs typically paid by a purchaser in transactions of this type shall be paid by the Buyer. Buyer acknowledges and agrees that all costs associated with any refinancing or extension of the Loan, including the premium for any policy of title insurance, and any fees or costs payable to Capmark in connection with the Loan or this sale of the Membership Interests, shall be paid by Buyer.

5.2	Prorations:

5.2.1 General. Except as otherwise provided herein, each Seller shall be responsible as a Member in the Company for all items of income and expenses of the Company for the period prior to the Closing Date, and Buyer shall be responsible as the sole Member in the Company for all items of income and expense for the period on and after the Closing Date. The particular items of such income and expense are delineated in Schedule II attached hereto along with an estimate of the particular amount for such item expected by the Company to be earned or incurred in February 2007, the expected month of Closing. The Company shall update Schedule II in good faith as of one business day prior to Closing and the proration shall be based upon the updated Schedule. Said prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing. All revenues and expenses of the Company shall be prorated and apportioned as of 12:01 a.m. on the Closing Date. The Company shall provide Buyer and Sellers a report stating the actual amount of such income and expenses within 60 days after the Closing. If the actual net amount of such income and expenses differs by 10% or more from the estimated net amount, Buyer or Sellers (on a pro rata basis), as appropriate, shall reimburse the other for such difference. Notwithstanding anything to the contrary in this Section 5.2.1, Buyer shall receive as a credit, a prorated amount of the rent that affiliates of Buyer paid as tenants of the Properties attributable to any days including and after the Closing Date.

5.2.2  Prorated Items. Revenues and expenses shall be prorated as follows: all rental or other income payments which are payable to the Company under any leases for any of the Properties shall be prorated as of Closing Date.

6. REPRESENTATIONS AND WARRANTIES OF SELLERS     AND THE COMPANY

Each Seller severally and not jointly represents, warrants, and covenants with respect to its Membership Interest as follows:

(a) The individuals who have executed this Agreement on behalf of such Seller have full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms;

(b) The execution, delivery and performance of the Agreement by such Seller have been duly authorized and approved by all requisite action;

(c)  The LLC Agreement is in full force and effect, and has not been amended or modified except as previously disclosed to Buyer;

(d) Such Seller is the owner of its Membership Interest, and has not hypothecated or otherwise transferred any interest therein; and

(e) There are no claims or encumbrances affecting such Seller’s Membership Interest.

7. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants, and covenants that the individuals who have executed this Agreement on behalf of Buyer have full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of the Agreement by Buyer have been duly authorized and approved by all requisite corporate action.

8. CONDITIONS TO CLOSING

8.1 Conditions Precedent to Buyer’s Obligations:

The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by Buyer):

(i) The representations and warranties made by each Seller in Section 6 above shall be true and correct in all material respects as of the Closing Date without exception with the same force and effect as if they had been made on and as of such date:

(ii) Each Seller shall have performed in all material respects all of its obligations and conditions herein require to be performed or observed by it at or prior to Closing, and

(iii) Buyer shall have obtained from Capmark financing for a purchase money mortgage to refinance the Loan in its entirety.

(iv) The Committee of Independent Directors of Buyer’s Board of Directors shall have taken all necessary action to approve this transaction on or before February 28, 2007.

8.2	Conditions Precedent to Sellers’ Obligations:

The obligations of each Seller under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by the applicable Seller):

(i) The representations and warranties made by Buyer in Section 7 above shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date; and

(ii) Buyer shall have performed in all material respects all of its obligations and conditions herein required to be performed or observed by it at or prior to Closing, including, without limitation, the deposit of the Purchase Price into escrow, and the Committee of Independent Directors of Buyer’s Board of Directors shall have taken all necessary action to approve this transaction on or before February 28, 2007.

9.	BREACH

9.1	Buyer’s Breach:
In the event of termination of this Agreement by Sellers due to the material breach by Buyer of any of its warranties, representations, covenants, agreements or obligations hereunder, Sellers shall be entitled to retain the Deposit and all interest accrued thereon, as Liquidated Damages, and not as a penalty, (together with reasonable fees and disbursements of attorneys incurred by Sellers in enforcing this Section 9.1), and the retention of the Deposit and the collection by Sellers of all amounts due under such promissory note shall be in lieu of any and all other remedies which are or may be available to Sellers at law or in equity. Upon any termination of this Agreement by Sellers due to a material breach by Buyer as described above, the principal amount of the Deposit and all interest accrued thereon shall be accelerated and immediately due and payable by Buyer to Sellers.

BUYER’S INITIAL: _/s/ EM_ SELLER’S INITIAL: /s/ DB_
SELLER’S INITIAL: /s/ MR______ SELLER’S INITIAL: _/s/MR_
SELLER’S INITIAL: _/s/DB_

9.2 Seller’s breach: In the event of termination of this Agreement by Buyer due to the material breach by any Seller of any of its warranties, representations, covenants, agreements or obligations hereunder, the Deposit and any payments previously received by the Sellers thereunder shall be returned to Buyer.

10.	INDEMNITIES

10.1	Sellers’ Indemnification:

From and after the Closing, each Seller shall severally and not jointly indemnify, defend and hold Buyer and its officers, directors, employees, subsidiaries and affiliates, and its and their respective successors and assigns, harmless from and against any and all damage, loss or liability resulting from any breach by such Seller of any of its representations or warranties under this Agreement.

10.2	Buyer’s Indemnification:

From and after the Closing, Buyer shall indemnify, defend and hold each Seller and its partners or members, and their respective officers, directors, partners, members, employees, subsidiaries and affiliates and its and their respective successors and assigns, harmless from and against any and all damage, loss or liability resulting from any breach by Buyer of any of its representations or warranties under this Agreement.

11. NOTICES

All notices, requests, demands, instructions, and other documents shall not be effective unless personally delivered or couriered, or sent by facsimile, or mailed, certified or registered mail, return receipt requested, to the following addresses:

If to Buyer: Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA 98121
Attention: Eric Mendelsohn

If to Sellers: FSPP Fretus I, L.L.C.
FSPP Fretus II, L.L.C.
c/o Fremont Realty Capital, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: Matthew Reidy

With copy to:  Fremont Realty Capital, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: General Counsel

and to:  CP’02 Pool, LLC
2025 First Avenue, Suite 890
Seattle, WA 98121
Attn: Brandon Baty

If to Company: Fretus Investors LLC
c/o CP’02 Pool, LLC
2025 First Avenue, Suite 890
Seattle, WA 98121
Attn: Ruth Verhoff

A personal or courier delivered or faxed notice shall be effective on delivery; a mailed notice shall be effective upon the date shown on the return receipt or other evidence of delivery; provided, however, that if the recipient refuses to accept delivery, such notice shall be effective when mailed. Receipt of copies by the persons copied above shall not be necessary for the effectiveness of the notice. The addresses may only be changed in the manner provided for giving notice.

12. MISCELLANEOUS PROVISIONS

12.1	Time

It is agreed that time is of the essence in the performance of and compliance with each provision of this Agreement.

12.2	Attorney’s Fees:

If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its actual expenses, including (without limitation) expert witness fees and reasonable attorneys’ fees and disbursements. The phrase “prevailing party” shall include a party who receives substantially the relief desired, whether by settlement, dismissal, summary judgment, judgment or otherwise.

12.3	No Waiver:

Waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered to be a waiver by such party of any other covenant, condition, or promise hereunder.

12.4	Severability:

If, for any reason, any provision of this Agreement shall be held to be invalid or unenforceable, such event shall not affect the validity or enforceability of any other provision of this Agreement.

12.5	Construction:

Where required by the context of this Agreement, the masculine, feminine, or neuter gender and the singular or plural shall each be deemed to include the other. This Agreement shall be construed as a whole and in accordance with its fair meaning, and not in favor of or against any party. The captions are for the convenience of the parties only and shall not affect the provisions of this Agreement.

12.6	Entire Agreement:

This Agreement contains the entire agreement between the parties regarding the purchase and sale of the Membership Interests and supersedes all prior and contemporaneous agreements, whether written or oral between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by the party to be charged.

12.7	Further Assurances:

Before or after Closing, each Seller shall execute and deliver to Buyer, and Buyer shall execute and deliver to Sellers, all such documents reasonably necessary to effect, confirm or otherwise perfect the transfer of Sellers’ Membership Interests to Buyer, and Buyer’s assumption of all obligations relating to such Membership Interests, as contemplated by this Agreement.

12.8	Survival:

Each of the agreements, warranties and representations contained herein shall survive the Closing and shall not be merged into any document executed and delivered at the Closing, but shall expressly survive and be binding thereafter on each Seller and Buyer.

12.9	Venue; Governing Law:

Any action to enforce or interpret this Agreement may only be brought in the courts of the State of Washington. This Agreement shall be governed by all construed in accordance with the laws of the State of Washington.

12.10	Successors:

This Agreement shall bind and inure to the benefit of the parties hereto and to their respective transferees, assignees, executors, devisees, guardians and other successors in interest; provided, however, Buyer cannot assign its interest in this Agreement to a non-affiliate without the prior written consent of Sellers, which consent may be withheld in each Seller’s sole discretion. Buyer may assign its interest in this Agreement to its affiliate, provided that Buyer shall remain liable hereunder notwithstanding such assignment.

12.11	Counterparts:

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

12.12	Brokerage Commission and Finder’s Fees:

Each party warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee, or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement, and each party hereby agrees to indemnify, defend, and hold harmless the other from and against any loss, cost or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any other person or entity based upon such party’s acts.

12.13 Limited Management Reporting Under Master Lease:

Affiliates of Buyer are currently tenants in the Properties pursuant to that certain Master Lease (“Master Lease”) dated as of October 1, 2002, as amended. Buyer, Sellers and Company agree that during the period beginning upon execution of this Agreement until the Closing Date, or the earlier termination of this Agreement, Buyer shall not be required to prepare, for the year end meeting of the landlord under the Master Lease, the quarterly management report required in accordance with the terms of the Master Lease; provided however that, notwithstanding the provisions of this Section 12.13 or any other provision herein, tenants under the Master Lease must comply with all of the other provisions of the Master Lease, including without limitation, the preparation of audited and unaudited financial statements.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers the day and year indicated after their respective signatures.

BUYER:

EMERITUS CORPORATION

/s/ Eric Mendelsohn
By: Eric Mendelsohn_
Its: _Director of Real Estate and Legal Affairs__

SELLERS:

CP’02 POOL, LLC

/s/ Daniel R. Baty
By: Daniel R. Baty_
Its: Authorized Signatory

FSPP Fretus I, L.L.C.

                _/s/ Matthew J. Reidy
By: Matthew J. Reidy__________
Its: Authorized Signatory

FSPP Fretus II, L.L.C.

                _/s/ Matthew J. Reidy
By: Matthew J. Reidy______
Its: Authorized Representative

THE COMPANY

Fretus Investors LLC
By CP’02 Pool, LLC, its Administrative Member

/s/ Daniel R. Baty
By: Daniel R. Baty_________
Its: Authorized Representative

List of Exhibits and Schedules:
Exhibit A List of Properties
Exhibit B Form of Promissory Note
Schedule I Calculation of Purchase Price
Schedule II Income and Expenses

Exhibit A

List of Properties

Property Name	Location

Texas
Houston Area
Champion Oaks	Houston, Texas
Memorial Oaks	Houston, Texas
Sugar Land Oaks	Sugar Land, Texas
Dallas Area
Collin Oaks	Plano, Texas
Kingsley Oaks	Dallas, Texas
Tanglewood Oaks	Fort Worth, Texas
Village Oaks at Farmers Branch	Farmers Branch, Texas
San Antonio Area
Northwest Oaks	San Antonio, Texas
Village Oaks at Hollywood Park	Hollywood Park, Texas
Austin
Duval Oaks	Austin, Texas
El Paso
Village Oaks at Cielo Vista	El Paso, Texas
Florida
Orlando Area
Village Oaks at Conway	Orlando, Florida
Village Oaks at Tuskawilla	Winter Springs, Florida
Jacksonville Area
Village Oaks at Orange Park	Orange Park, Florida
Village Oaks at Southpoint	Jacksonville, Florida
Melbourne
Village Oaks at Melbourne	Melbourne, Florida
Indiana
Indianapolis
Village Oaks at Greenwood	Indianapolis, Indiana
Meridian Oaks	Indianapolis, Indiana
Fort Wayne
Village Oaks at Fort Wayne	Fort Wayne, Indiana
Arizona
Phoenix Area
Village Oaks at Glendale	Glendale, Arizona
Village Oaks at Mesa	Mesa, Arizona
Village Oaks at Chandler	Chandler, Arizona
Nevada
Las Vegas
Village Oaks at Las Vegas	Las Vegas, Nevada
Alabama
Birmingham
Galleria Oaks	Birmingham, Alabama

EXHIBIT B

FORM OF PROMISSORY NOTE

EARNEST MONEY NOTE

February __, 2007

FOR VALUE RECEIVED, EMERITUS CORPORATION, a Washington corporation (“Buyer”) promises to pay in lawful money of the United States of America to the order of CP ’02 POOL, LLC (“CP”) and FSPP FRETUS I, L.L.C. and FSPP FRETUS II, L.L.C. (together “FSPP Fretus” and together with CP, “Sellers”), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) together with interest as provided herein, payable upon the earlier of either of the following:

1.
Upon Closing of the sale of Membership Interests pursuant to that certain Purchase and Sale Agreement (Membership Interests) by and among Buyer, Sellers and Fretus Investors LLC of even date herewith (the “Purchase Agreement”); or

2.
Upon the termination of the Purchase Agreement by Sellers due to the material breach by Buyer of any of its warranties, representations, covenants, agreements or obligations thereunder, as provided in Section 9.1 of the Purchase Agreement.

This Note is executed in connection with the Purchase Agreement, and all capitalized terms used herein which are not defined in this Note shall have the meanings as set forth in the Purchase Agreement.

Buyer waives presentment for payment, demand, notice of nonpayment, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note. Buyer agrees that its liability hereunder shall not be affected by any other indulgence, extension of time, renewal, waiver, or modification granted or consented to by Sellers.

This note shall bear simple interest at the rate of six percent (6%) per annum.

Any notice, request or communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Purchase Agreement.

In the event that the Buyer fails to pay when due all amounts due hereunder, any of the Sellers may, by written notice to Buyer, declare this Note due and payable, whereupon this Note shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Buyer.

Buyer shall reimburse Sellers for all costs incurred by Sellers, including without limitation, reasonable attorneys’ fees, in the enforcement and collection of any amounts under this Note. All payments received on this Note shall be applied first to any cost of collection, second to payment of accrued interest and third to the payment of principal. If not paid when due, all accrued but unpaid interest shall be added to the outstanding principal balance of this Note and shall thereafter bear interest at the rate provided for above.

This Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions of the State of Washington or any other state.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

MAKER:

EMERITUS CORPORATION

By: ______________________________
Its: ______________________________

Schedule I

Calculation of Purchase Price

Schedule II

Income and Expenses